As filed with the Securities and Exchange Commission on August 24, 2006

Registration No. 333-114085

                SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
      Form S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAYLOR DEVICES, INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16‑0797789 (I.R.S. Employer Identification No.)

 90 Taylor Drive
  North Tonawanda, New York 14120‑0748
 (716) 694-0800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

2004 TAYLOR DEVICES, INC. STOCK PURCHASE PLAN
(Full title of the plan)

 SANDRA S. O'LOUGHLIN, ESQ.
 Hiscock & Barclay, LLP
1100 M&T Center
 3 Fountain Plaza
 Buffalo, New York 14203-1414
 Telephone (716) 566-1563
  (Name, address and telephone number, including area code, of agent for service)

EXPLANATORY NOTE

            Taylor Devices, Inc. ("we" or the "Company") are filing this Post-Effective Amendment No. 1 to our Registration Statement on Form S‑8 to describe changes in our 2004 Employee Stock Purchase Plan.  On August 10, 2004, we suspended the operation of the Plan, as permitted by its terms.  On August 4, 2005, we resumed offering the portion of the Plan under which employees may elect to purchase shares by payroll deduction.  The Company does not make any contribution to employee accounts under the Plan.

Exhibits

Exhibit Number	Description	Page
4.1	Letter dated August 10, 2004 to Employee Stock Purchase Plan Participants	5
4.2	Letter to employees dated August 4, 2005	6
4.3	Application Form	7

 SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Tonawanda, State of New York, on the 24th day of August, 2006.

                                                                                       TAYLOR DEVICES, INC.

                                                                                       By:     /s/ Douglas P. Taylor
                                                                                                 Douglas P. Taylor,
                                                                                                 President, Chief Executive Officer and Director
                                                                                                 (Principal Executive Officer)

                                                                                                and

                                                                                       By:     /s/ Mark V. McDonough
                                                                                                 Mark V. McDonough, Chief Financial Officer
                                                                                                 (Principal Financial and Accounting Officer)

                   Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

/s/Randall L. Clark                                                              /s/Donald B. Hofmar
Randall L. Clark, Director                                                    Donald B. Hofmar, Director
Date:  August 24, 2006                                                        Date:  August 24, 2006

/s/Richard G. Hill                                                             /s/Reginald B. Newman II
Richard G. Hill, Director                                                     Reginald B. Newman II, Director
Date:  August 24, 2006                                                       Date:  August 24, 2006

Exhibit 4.1

To:        Employee Stock Purchase Plan Participants

From:   Douglas P. Taylor
              Chairman of the Board

Date:    August 10, 2004

Re:       2004 Taylor Devices, Inc. Employee Stock Purchase Plan

The Company has found it necessary to reduce certain expenses, including the matching contributions it makes under the Employee Stock Purchase Plan.  By action of the Board of Directors on August 5, 2004, the 2004 Taylor Devices, Inc. Employee Stock Purchase Plan has been suspended, not terminated, effective immediately and until further notice, in accordance with Section 14.1 of the Plan

 The Company's and each Eligible Employee's contributions to date will be applied to the purchase of full Shares.  Each Eligible Employee must decide between one of the two dates to purchase the Shares.  The purchase price of each Share will be determined in accordance with the terms of the Plan on the date selected.  The two dates are as follows:

  September 30, 2004 - The last day of the current calendar quarter.  Each Eligible Employee is entitled to receive Shares based upon this upcoming price.  The price of each share will not be known until that time.

  August 5, 2004 - The most recent completed trading date.  The price of each Share based on this date is $2.11.

The Company will refund the balance in each Employee's account after the purchase of shares.  Please complete the form below to indicate which date you choose to purchase your Shares.  Please return the form to Kathy Nicosia no later than Monday, August 16, 2004.

Please purchase my Shares using the price effective on the date circled below:

                        August 5, 2004                                                                               September 30, 2004

Please sign here
Please print your name here

Exhibit 4.2

To:        All Eligible Employees

From:   Douglas P. Taylor
             Chairman of the Board of Directors

Date:    August 4, 2005

Re:       2004 Taylor Devices, Inc. Employee Stock Purchase Plan

On August 2, 2005, the Board of Directors approved a motion to reinstate the 2004 Taylor Devices, Inc. Employee Stock Purchase Plan (the Plan), effective August 29, 2005.  The Plan will be modified pursuant to Section 14.1 of the Plan.  This modification will temporarily suspend Section 6.2, the Company's contribution to an Eligible Employee's account.  The Board of Directors will continue to review the profitability of the Company in future quarters to determine when Company contributions may be reinstated.

If you have been an employee of the Company for six months or more, you are eligible to participate in the Plan.  All interested employees need to complete a new application form (attached).  The completed application form should be turned in to Kathy King.

If you have any questions regarding the above, please do not hesitate to contact the Accounting Department.

Exhibit 4.3

APPLICATION FORM

GIVE THIS FORM TO YOUR PAYROLL SUPERVISOR

2004 TAYLOR DEVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Please Print

Employee:                                                                                                             Date of Birth:
                          First                            Middle                              Last                                                        Mo.         Day         Year

Address:
                                        Street                                                      City                                        State                       Zip

Social Security No.:

Department:                                                                                                          Employment Date:

Ladies and Gentlemen:

I am an employee of TAYLOR DEVICES, INC. (the "Company"), have completed _________of continuous full time employment, and hereby apply for participation in the 2004 Taylor Devices, Inc. Employee Stock Purchase Plan (the "Plan").  You are hereby authorized to arrange that the portion of my gross compensation designated below be withheld regularly and deposited to the Plan on my account.  The portion of my gross compensation to be deducted each pay period for participation in the Plan shall be:

                                [  ]           1%                                                          [  ]           6%
                                [  ]           2%                                                          [  ]           7%
                                [  ]           3%                                                          [  ]           8%
                                [  ]           4%                                                          [  ]           9%
                                [  ]           5%                                                          [  ]           10%
                                [  ]           $10.00 per month (minimum contribution)

My beneficiary, who shall receive all stock and cash due me from the Plan in event of my death, is:

Name:                                                                                             Address:

Relation:                                                      City & State:                                                                                    Zip:

In the event the above named person predeceases me, then my contingent beneficiary shall be:

Name:                                                                                             Address:

Relation:                                                      City & State:                                                                                    Zip:

I reserve the right to change the designation of my beneficiary or contingent beneficiary at any time without notice to either of them.

I acknowledge receipt of the Prospectus and the Plan and agree to abide by the rules contained in the Plan, and any amendments thereto.

Witness:                                                                        Signature of Employee:

Date: